ALL DEPOSITORIES, NOMINEES, BROKERS AND OTHERS:

PLEASE FACILITATE THE TRANSMISSION OF THIS NOTICE

TO ALL BENEFICIAL OWNERS.

NOTICE OF DISTRIBUTION

TO HOLDERS OF

MOTORS LIQUIDATION COMPANY

GUC TRUST UNITS (CUSIP NO. 62010U101)1

May 12, 2020

Reference is made to (i) the Second Amended Joint Chapter 11 Plan dated as of March 18, 2011 of Motors Liquidation Company and certain of its affiliates, which was confirmed by an order of the Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) entered on March 29, 2011 (as so confirmed, the “Plan”) and which became effective on March 31, 2011, and (ii) the Second Amended and Restated Motors Liquidation Company GUC Trust Agreement dated as of July 30, 2015 (the “GUC Trust Agreement”).2 The above-described units (the “Trust Units”) representing contingent beneficial interests in the Motors Liquidation Company GUC Trust (the “GUC Trust”) were issued pursuant to the terms of the Plan and the GUC Trust Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan or the GUC Trust Agreement.

Pursuant to Section 5.4 of the GUC Trust Agreement, the GUC Trust makes quarterly liquidating distributions to holders of Trust Units to the extent that (i)(a) certain previously Disputed General Unsecured Claims asserted against the Debtors’ estates are either disallowed or otherwise resolved favorably to the GUC Trust (thereby reducing the amount of GUC Trust assets reserved for distribution in respect to such disallowed or resolved claims) or (b) certain GUC Trust assets that were previously set aside from distribution are released in the manner permitted under the GUC Trust Agreement, and (ii) as a result of the foregoing, the amount of Excess GUC Trust Distributable Assets as of the end of the relevant quarter exceeds certain thresholds set forth in the GUC Trust Agreement.

The GUC Trust hereby informs you that, pursuant to the Order (I) Approving the GUC Trust Administrator’s Actions; (II) Approving the Settlement Agreement and the Release Agreement Pursuant to Federal Rule of Bankruptcy Procedure 9019 and (III) Authorizing the Reallocation of GUC Trust Assets and subject to the terms of the Plan and the GUC Trust Agreement referred to herein, a distribution of Excess GUC Trust Distributable Assets in the amount of

[1]

The CUSIP number appearing herein has been included solely for the convenience of the holders of the Trust Units. Wilmington Trust Company assumes no responsibility for the selection or use of such number and makes no representations as to the correctness of the CUSIP number appearing herein.

[2]

Information on the bankruptcy proceedings, including a copy of the Plan, can be found at: http://www.motorsliquidationdocket.com/. Information can also be found on the website maintained by the trust administrator and trustee of the Motors Liquidation Company GUC Trust at https://www.mlcguctrust.com/.

$300,000,000.00 (the “Excess Distribution”) is anticipated to be made on or about May 28, 2020 to those persons (“Holders”) who are holders of record of the Trust Units on May 21, 2020 (the “Record Date”). The exact timing of the allocation and distribution of Excess GUC Trust Distributable Assets, however, is subject to the rules and procedures of the Financial Industry Regulatory Authority and The Depository Trust Company. The amount of Excess GUC Trust Distributable Assets (which consists solely of cash) to be allocated in the Excess Distribution, per Trust Unit held as of the Record Date, is set forth below:

Amount of Cash Allocable per Trust Unit
Description of Units	Cash
MLC GUC Trust Units (CUSIP No. 62010U101)	$9.349726

Wilmington Trust Company makes no recommendations and gives no investment or legal advice herein, and holders of Trust Units are urged to consult with their own advisors concerning the Trust Units, the Plan and the Excess Distribution, including tax advisors concerning the tax treatment of any distributions thereunder.

Should any holder of Trust Units have any questions regarding this notice, please contact Wilmington Trust Company as follows:

Wilmington Trust Company

Rodney Square North

110 North Market Street

Wilmington, Delaware, 19890-1615

Phone No.: (866) 521-0079

Wilmington Trust Company may conclude that a specific response to particular inquiries from individual holders of Trust Units is not consistent with its duties to provide equal and full dissemination to all holders of Trust Units.

Additional information, including a copy of the GUC Trust Agreement, is available at www.mlcguctrust.com.

Very Truly Yours,

Wilmington Trust Company, solely in its capacity as GUC Trust Administrator